MLIG VARIABLE INSURANCE TRUST
FIDELITY BOND SHARING AGREEMENT

THIS AGREEMENT made and entered into this 1st day of July 2002, by and between MLIG Variable Insurance Trust ("Trust"), an open-end management investment company, on behalf of each of its series specified in Appendix A ("Portfolios") and Roszel Advisors, LLC, the investment manager for the Trust ("Manager").

WHEREAS, the Manager acts as investment manager to each of the Portfolios and each Portfolio is advised by an investment advisor; and

WHEREAS, pursuant to the requirement of Rule 17g-1 of the Investment Company Act of 1940, as amended (the" 1940 Act"), the Trust, on behalf of each Portfolio, and the Manager have obtained fidelity bond coverage as named parties ("Insureds") under a joint insured fidelity bond, as amended from time to ime to reflect any additions to Appendix A ("Bond"); and

WHEREAS, the Insureds, in order to be covered by a single fidelity bond, are required by Rule 17g-1 to be parties to an agreement that establishes the criteria by which premiums and recoveries under the Bond shall be allocated among the Insureds;

NOW, THEREFORE, it is agreed as follows:

1. 	Amount of Coverage Maintained. The amount of fidelity
coverage under the Bond shall at all times be at least equal in the amount to the sum of (i) the total amount of coverage which the Trust, on behalf of each Portfolio, would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d) of Rule 17 g-l under the 1940 Act had the Trust not been a named insured under the Bond, plus (ii) the amount of each bond which the Manager would have been required to provide and maintain pursuant to federal statutes or regulations had it not been a named insured under the Bond. The amount of fidelity coverage under the Bond shall be approved at least annually by the Board of Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined by Section 2(a)(19) of the 1940 Act.

2. 	Allocation of Recoveries. In the event an actual pecuniary
loss is suffered by any two or more of the Insureds under circumstances covered by the terms of the Bond, any recovery under the Bond shall be allocated among such Insureds as follows:

	(a) 	If the total amount of coverage provided under
		the Bond exceeds or is equal to the amount of the combined total amount of loss suffered by the Insureds suffering loss, then each such Insured shall be entitled to recover the amount of its actual loss.

	(b) 	If the amount of loss suffered by each Insured
		suffering loss	exceeds its minimum coverage
		requirement under Rule 17 g-l under the 1940 Act and the amount of such Insureds' combined actual losses exceeds the total amount of coverage provided under the Bond, then each such Insured shall be entitled to recover (i) its minimum coverage requirement and (ii) to the extent there exists any excess coverage, the proportion of such excess coverage which its minimum coverage requirements bears to the amount of the combined minimum coverage requirements of the Insureds suffering actual loss: provided, however, that if the actual loss of any such Insureds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Insured or Insureds in proportion to their relative minimum coverage requirements.


	(c) 	If (i) the amount of actual loss suffered by any
		Insured is less	than or equal to its minimum coverage
		requirement, (ii) the amount of actual loss of another Insured or the other Insureds exceeds its or their minimum coverage requirement or requirements, and (iii) the amount of the combined actual losses of the Insureds exceeds the total amount of coverage provided under the Bond, then any Insured which has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss. If only one other Insured has suffered actual loss, it shall be entitled to recover the remainder of the amount of the coverage under the Bond. If more than one other Insured has suffered actual loss in excess of the remaining coverage, then they shall allocate such remaining amount of coverage in accordance with paragraph (b) of this Section 2.

3. 	Allocation of Premiums. No premium shall be paid under the Bond unless the Board of Trustees of the Trust, including a majority of those Trustees who are not "interested persons" of the Trust as defined by
Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by the Trust, on behalf of each Portfolio. The premium payable on the Bond shall be allocated between the Trust and the Manager as determined by the Board of Trustees of the Trust.

4. 	Amendment. Each party hereby consents to additional Portfolios and investment companies advised or managed by Roszel Advisors, LLC being named as a joint insured under the Bond and this Agreement. Appendix A shall be amended when necessary to reflect the addition of new Portfolios and investment companies. Otherwise this Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

5. 	Filing with the Commission. A copy of this Agreement and any amendment thereto shall be filed with the Securities and Exchange
Commission within 10 days after the execution thereof.

6. 	Applicable Law. This Agreement shall be construed and the
provisions thereof interpreted under and in accordance with the laws of the State of New York.

7. 	Notices. All Notices and other communications hereunder
shall be in writing and shall be addressed to the appropriate party at 7 Roszel Road, Princeton, NJ 08540.

8. 	Limitations of Liability of Trustees and Shareholders. A copy of the Declaration of Trust of the Trust, and any amendments thereto, are on file with the Secretary of State of Delaware, and it is hereby agreed that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.


IN WITNESS WHEREOF MLIG Variable Insurance Trust, on behalf of each of its Portfolios, and Roszel Advisors, LLC, have caused this Agreement to be executed as of the day and year first written.

MLIG VARIABLE INSURANCE TRUST,
on behalf of each of its Portfolios


By: /s/ Michael Cogswell
-------------------------
Michael P. Cogswell
President and Trustee



ROSZEL ADVISORS, LLC


By: /s/ John Manetta
-------------------------
John Manetta
President